EXHIBIT 23.1

The Board of Directors
Pool Corporation

We consent to the incorporation by reference in the Registration Statement to be filed on Form S-8 on or around May 8, 2007 pertaining to the Pool Corporation 2007 Long Term Incentive Plan of our reports dated February 28, 2007, with respect to the consolidated financial statements of Pool Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2006, Pool Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pool Corporation, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

New Orleans, Louisiana
May 7, 2007